Exhibit 10.26
Summary of Certain Director and Executive Compensation

Executive Officers

2006 Compensation

On February 16, 2006, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved compensation arrangements for the Company’s executive officers beginning January 1, 2006. Annual base salary for the Company’s executive officers are as follows: Donald E. Brown, President and Chief Executive Officer, $300,000; Gary R. Blough, Executive Vice President, Worldwide Sales, $200,000; Jeremiah J. Fleming, President - Vonexus, $200,000; Stephen R. Head, Chief Financial Officer, $200,000; Pamela J. Hynes, Vice President, Customer Services, $150,000; and Joseph A. Staples, Senior Vice President, Marketing, $200,000.

Dr. Brown, Mr. Head, Ms. Hynes and Mr. Staples are also eligible for a Company Performance Bonus, which is dependent on the Company achieving certain levels of financial operating results and, if met, will be payable in the amount of $37,500, $10,000, $2,500 and $10,000 per quarter, respectively.

Messrs. Blough, Fleming and Head, Ms. Hynes and Mr. Staples are eligible for bonuses of $10,000, $10,000, $5,000, $7,500 and $10,000 per quarter, respectively. Mr. Blough’s bonus is based upon achieving quota targets in all regions. Mr. Fleming’s bonus is dependent on Vonexus achieving certain gross profit targets. Mr. Head’s bonus is based upon cash collection targets. Ms. Hynes’ bonus is based upon the revenue and operating income from the services over which she is responsible. Mr. Staples’ bonus is based on the dollar amount of orders for Interactive Intelligence and certain gross profit targets for Vonexus.

Messrs. Blough and Fleming are also eligible for monthly, quarterly and/or annual commission and/or quota bonuses that are tied to the areas over which they are responsible. Mr. Blough is eligible to earn a commission based upon worldwide contracted licenses and services. Mr. Fleming is eligible to earn a commission based on Vonexus performance.

Certain executives are eligible for a Superior Achievement Bonus based on the Company exceeding its operating income targets. This bonus would be awarded as a percentage of the Company’s operating income achieved above the target. Dr. Brown is eligible for 5%, Mr. Head 2.5%, Ms. Hynes 1% and Mr. Staples 1%. The Company must reach certain annual revenue targets in addition to the operating income targets in order for Mr. Staples to be eligible for his Superior Achievement Bonus. Mr. Fleming is eligible for 4% of the gross profit of Vonexus orders exceeding its annual targets.

Dr. Brown, Messrs. Blough, Fleming and Head, Ms. Hynes and Mr. Staples are eligible to receive grants of incentive stock options on an annual basis of up to 45,000, 10,000, 15,000, 25,000, 15,000, and 25,000 shares, respectively. These option grants are based on the Company’s performance, Vonexus performance and/or sales quotas, depending on the individual executive’s role within the Company. Messrs. Blough and Fleming are also eligible for quarterly stock options of 2,500 shares each, based upon achievement of sales quotas and Vonexus gross profit, respectively. They are also eligible for additional annual stock option grants based on the percentage each goes over their targets. Messrs. Blough and Fleming are eligible for total maximum options up to 30,000 and 35,000 each per year.

All options discussed above may be granted in full or in partial amounts according to the discretion of the Compensation Committee and the option exercise price equal to the closing price of the Company’s stock as of the date they are approved by the Compensation Committee.

Board of Directors

2006 Compensation

Non-employees serving as members of the Company’s Board of Directors receive an annual retainer of $10,000, payable in quarterly installments, in connection with membership on the Company’s Board of Directors. In addition, each member receives $1,000 for attending in person and $500 for attending by telephone any meeting of the Board of Directors or any meeting of a committee of the Board of Directors that is not held in conjunction with a meeting of the full Board of Directors. An additional fee of $5,000 per year, payable in quarterly installments, is paid to the Chairman of the Audit Committee of the Board of Directors and $1,000 per year, payable in quarterly installments, is paid to each other member of the Audit Committee. Directors are entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

Non-employees serving as members of the Company’s Board of Directors are eligible to receive stock option grants under the Company’s Outside Directors Stock Option Plan.

Full-time officers of the Company or its subsidiaries do not receive additional compensation for serving as members of the Boards of Directors of the Company or its subsidiaries. No additional compensation is paid if a full-time officer serves on any committee of such Boards of Directors.